As filed with the Securities and Exchange Commission on February 29, 2016
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MUELLER WATER PRODUCTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-3547095
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1200 Abernathy Road N.E., Suite 1200 Atlanta GA	30328
(Address of Principal Executive Offices)	(Zip Code)

Mueller Water Products, Inc. Amended and Restated 2006 Stock Incentive Plan
(Full title of the plan)
General Counsel
1200 Abernathy Road N.E., Suite 1200
Atlanta GA 30328
(Name and address of agent for service)

(770) 206-4200
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer     ☒                     Accelerated filer         ☐

Non-accelerated filer     ☐                     Smaller reporting company    ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common stock, par value $0.01 per share	1,800,000	$8.58	$15,444,000	$1,555.21

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Company's common stock that may become issuable under the Mueller Water Products, Inc. Amended and Restated 2006 Employee Stock Purchase Plan as a result of any stock dividend, stock split, recapitalization or other similar adjustment of the Company's common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act. The maximum offering price per share is based on the average of the high and low prices of the common stock of Mueller Water Products, Inc. as reported on the New York Stock Exchange on February 22, 2016.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Mueller Water Products, Inc., a Delaware corporation (the “Company”), relating to 1,800,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to be offered and sold under the Amended and Restated 2006 Employee Stock Purchase Plan (the “Plan”), which shares of Common Stock are in addition to the 4,000,000 shares of Common Stock registered pursuant to the Company’s Registration Statement on Form S-8 (the “Prior Registration Statement”) filed on June 5, 2006 with the Securities and Exchange Commission (the “SEC”) (SEC file number 333-134737).
This Registration Statement relates to securities of the same class as that to which the Prior Registration Statement relates and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, Mueller Water Products, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 29, 2016.

MUELLER WATER PRODUCTS, INC.
By:	/s/ Evan L. Hart
Evan L. Hart
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory E. Hyland and Evan L. Hart, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for such persons and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title
/s/ Gregory E. Hyland Gregory E. Hyland	Chairman of the Board of Directors, President and Chief Executive Officer (principal executive officer)	February 29, 2016
/s/ Evan L. Hart Evan L. Hart	Senior Vice President and Chief Financial Officer (principal financial officer)	February 29, 2016
/s/ Kevin G. McHugh Kevin G. McHugh	Vice President and Controller (principal accounting officer)	February 29, 2016
/s/ Shirley C. Franklin Shirley C. Franklin	Director	February 23, 2016
/s/ Thomas J. Hansen Thomas J. Hansen	Director	February 29, 2016
/s/ Jerry W. Kolb Jerry W. Kolb	Director	February 29, 2016
/s/ Joseph B. Leonard Joseph B. Leonard	Director	February 29, 2016
/s/ Mark J. O'Brien Mark J. O'Brien	Director	February 22, 2016
/s/ Bernard G. Rethore Bernard G. Rethore	Director	February 29, 2016
/s/ Lydia W. Thomas Lydia W. Thomas	Director	February 29, 2016
/s/ Michael T. Tokarz Michael T. Tokarz	Director	February 25, 2016

EXHIBIT INDEX

Exhibit No.	Document
4.1
Mueller Water Products, Inc. Amended and Restated 2006 Employee Stock Purchase Plan (incorporated by reference to Exhibit C to Mueller Water Products, Inc. Form DEF 14A (File no. 001-32892) filed on January 15, 2016).

5.1	Opinion of King & Spalding LLP.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of King & Spalding LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included on signature pages).